Exhibit 10.5
                           ON-CALL EMPLOYEE AGREEMENT

This On-Call Employee Agreement ("Agreement") is executed as of June 4, 2004 by and between Playboy Enterprises, Inc. (the "Company") and James English ("English"), with reference to the following facts and circumstances:

A. WHEREAS, the Company is desirous of transitioning English's status as a regular full-time employee to that of an on-call employee on the terms and conditions hereinafter set forth; and

B. WHEREAS, English desires to perform services as an on-call employee upon such terms and conditions.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations and covenants herein contained, the parties hereto agree as follows:

1.    Services

      A. English will provide those services reasonably requested by the Company in connection with the production and marketing of adult television programming for domestic and international television networks worldwide and worldwide DVD/home video products and the associated production, programming and distribution activities related thereto (collectively the "Services"). English will not be required to supervise any Company staff.

      B. English shall perform such additional duties consistent with the Services as the Company may reasonably assign during the term of this Agreement, including Services for any subsidiary or affiliated entities.

      C. English will be entitled to perform consulting services for third parties during the Term hereof (as defined in paragraph 2.) without violating the terms and conditions of this Agreement on the condition that such third parties are not pay or free cable or satellite broadcast adult networks as provided in paragraph 6. hereof.

      D. English's principal place of business in the performance of the Services shall be at Company's Andrita


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            Studios in California, but will engage in such travel and spend such time in other places as may be necessary or appropriate in furtherance of his duties under this Agreement at Company's expense and in accordance with Company's travel and entertainment policies. Company will provide English with an office at Andrita Studios in addition to access to and use of a laptop computer and Playboy's telephone and e-mail system for purposes of performing the Services.

2.    Term

      A. The initial term ("Term") of this Agreement will be one year, commencing June 4, 2004, unless sooner terminated as hereinafter provided.

      B. The Term may be extended for two additional periods of six months each with the mutual consent of the parties.

3.    Compensation

      A. The Company will pay English the sum of $650,000 within 10 days of English's execution of this Agreement which specifically constitutes payment relating to the termination of English's prior employment agreement. English acknowledges and agrees that no other payments are due or will be due him under such prior employment agreement except for any travel and entertainment reimbursement to which he is entitled under Company policy.

      B. For all Services rendered and required to be rendered by, covenants of and restrictions in respect to English under this Agreement, Company will pay English for the Term at the rate of $650,000 per annum, payable on a biweekly basis in accordance with Company's standard payroll practices.

      C. Company will reimburse English for all reasonable out-of-pocket expenses approved in advance by the Company and in furtherance of his duties under this Agreement in accordance with the Company's policies.


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      D.    Company will pay English's costs of COBRA coverage for the Term.

      E. All payments due to English hereunder shall be subject only to such income tax withholding, payroll taxes and any other withholdings required by law.

      F. English will be entitled to continue to participate in Company's 401(k) plan consistent with ERISA rules and Company policies relating to on-call employees.

4.    Termination

      A. Company shall have the right to terminate this Agreement at any time only "for cause" immediately upon written notice to English. "For cause" is defined as conviction of a crime involving dishonesty, fraud or breach of trust, or intentionally engaging without permission or direction from Company in conduct materially injurious to Company.

      B. English shall have the right to terminate this Agreement at any time on not less than 60 days' prior written notice only to take a full-time position with any company or concern that is not in the pay or free cable or satellite broadcast adult network as provided under paragraph 6. hereof.

5.    Effect of Termination

      If Company terminates this Agreement "for cause," English shall not be entitled to any compensation that could have been earned after the effective date of termination.

6.    Non-Competition

      For the Term, or for so long as English is receiving compensation under paragraph 3. hereof, English shall not work for or provide services to any other pay or free cable or satellite broadcast adult network (including, but not limited to, New Frontier, Hustler or Private, or their successors, but not including HBO or Showtime).

7.    Indemnity

      Although it is not intended and hopefully will never occur, Company recognizes that the performance of the Services


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      within the scope of English's employment creates the potential in some jurisdictions of civil or even criminal actions being brought against English. To the fullest extent permitted by law, Company shall indemnify, defend, protect and hold English harmless from and against all claims, demands, causes of action, actions, suits, costs, damages, penalties, fines, liabilities, losses and expenses, whether civil or criminal, including, without limitation, reasonable attorneys' and consultant's fees and expenses arising out of or resulting from the performance of English's duties within the scope of English's employment.

8.    Confidentiality

      A. All memoranda, notes, records and other materials made or compiled by English, or made available to English, in connection with and during the Term will remain the sole and exclusive property of Company. English acknowledges and agrees that all nonpublic information acquired about Company, and all material reflecting such nonpublic information, is highly confidential and that disclosure of such information or material could cause serious and irreparable injury to Company, and that English will not hereafter disclose any such information or make any such material available to anyone without the written consent of Company, other than as required pursuant to an order of a court, governmental agency or other authorized tribunal. For purposes of this paragraph 8., the term "Company" includes any of Company's subsidiaries and affiliated and predecessor companies, and its and their officers, directors, employees and agents.

      B. English will not directly or indirectly disclose, discuss, disseminate, be the source of or otherwise publish or communicate in any manner to any person or entity any confidential information concerning the personal, social or business activities of Company, its affiliates or the executives and principals and the officers, directors, agents and employees of all of the foregoing during or at any time after the Term other than as required pursuant to an order of a court, governmental agency or other authorized tribunal. In addition, English agrees that without Company's express written approval in each case, English will not:


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            (i)   write, be the source of or contribute to any articles,
                  stories, books, screenplays or any other communication or publicity of any kind (written or otherwise) or deliver lectures in any way regarding or concerning confidential information of Company, or

            (ii) grant any interviews regarding or concerning confidential information of Company during or at any time after the Term.

      C. Upon termination of this Agreement, or at any other time the Company demands, English shall deliver promptly to the Company all material and documentation relating to the Company, its parent, subsidiaries, affiliates, predecessor companies, and its and their executives, principals, officers, directors, agents, employees, clients, and customers, including without limitation, all memoranda, notes, records, reports, manuals, drawings, customer lists, referral source lists, vendor service lists, software programs, and any other documents, whether or not of a confidential nature, belonging to the Company, including all copies of such materials which English may then possess or have under English's control. English further agrees that upon termination of the engagement, English shall not retain any document containing or pertaining to any confidential information.

9.    Unfair Competitive Practices

      A. English will not at any time during the Term solicit or take away, directly or indirectly, any person, entity or business that is a customer or prospective customer of the Company, its parent, or any of its affiliates or subsidiaries.

      B. During the Term, English agrees that he will not, directly or indirectly, solicit, induce or influence any person employed or engaged by the Company to terminate such employment or engagement.

      C. During the Term, English will not do anything that could affect to the Company's detriment any relationship of the Company with any current, future or prospective customer, supplier or Company em-


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            ployee, or which could cause any current, future or prospective client or customer to refrain from entrusting business or additional business to the Company.

      D. English and Company agree that during the Term and after termination of this Agreement, neither Company nor English will make any public statement, or engage in any conduct, that is disparaging to the other party or, in the case of Company, any of its employees, officers, directors or shareholders known to you, but not limited to, any statement that disparages the products, services, finances, financial condition, capabilities or other aspect of the business of Company and English's capabilities. Notwithstanding any term to the contrary herein, neither English nor Company shall be in breach of this paragraph for the making of any truthful statements under oath.

      E. English agrees that, where applicable, the provisions of this paragraph 9. shall survive the termination of this Agreement.

      F. English hereby acknowledges and agrees that, in the event he shall violate any provisions of this paragraph 9., the Company will be without an adequate remedy at law and, accordingly, will be entitled to enforce such restrictions by temporary or permanent injunctive or other mandatory relief obtained in any action or proceeding, without the necessity of proving damages or posting bond, and without prejudice to any other remedies which it may have at law or in equity.

      G. During the Term and after termination of this Agreement, English will make no use of Company's intellectual property without the prior written consent of Company.

10.   Releases

      A. For and in consideration of English's promises made hereunder, Company hereby agrees not to sue or make any claim of any kind against English or his assigns (the "English Releasees"), before any agency, court of other forum, and Company releases and dis-


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            charges the English Releasees, and each of them, from all manner of action and actions, cause or causes of action in law or inequity, administrative proceedings, suits, claims, debts, liens, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, whether known or unknown, arising from acts or omissions of the English Releasees in connection with English's employment through the effective date of this Agreement (including the Employment Agreement dated October 8, 2003, as amended). In addition, for and in consideration of the payments and other benefits provided to English hereunder, English agrees not to sue or make any claim of any kind against Company, its subsidiaries and affiliated and predecessor companies, its and their successors and assigns and all its and their past and present directors, officers, employees and agents and attorneys, either personally or in their capacity as directors, officers, employees and agents (for purposes of this paragraph 10.A., the "Releasees"), before any agency, court or other forum, and English releases and discharges the Releasees, and each of them, from all manner of action and actions, cause or causes of action in law or inequity, administrative proceedings, suits, claims, debts, liens, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, whether now known or unknown, arising from acts or omissions of the Releasees in connection with English's employment through the effective date of this Agreement (including the Employment Agreement dated October 8, 2003, as amended). English agrees that this release of claims includes, but is not limited to, claims for breach of any implied or express contract or covenant; claims for promissory estoppel; claims of entitlement to any pay (other than the pay promised in paragraph 3.); claims of wrongful denial of insurance and employee benefits; claims for wrongful termination, public policy violations, defamation, invasion of privacy, fraud, misrepresentation, emotional distress or other common law or tort matters; claims of harassment, retaliation or


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            discrimination based on lifestyle, age, race, color, religion, sex, national origin, ancestry, physical or mental disability, medical condition, marital status, sexual orientation, union activity or veteran status; claims under California Labor and Government Codes; claims based upon the California or Federal Constitutions; any claims based on legal restrictions on the Company's right to terminate, not to hire or promote employees, or to change an employee's compensation; and claims based on any federal, state or other governmental statute, regulation or ordinance, including, without limitation: Title VII of the Civil Rights Act of 1964, as amended; the California Fair Employment and Housing Act; the Equal Pay Act, 29 U.S.C. Section 206(d)(1); the Age Discrimination in Employment Act; the Older Worker Benefit Protection Act; the Americans with Disabilities Act; the Labor Management Relations Act; the Family Medical Leave Act; and the Employee Retirement Income Security Act. It is expressly understood by English that among the various rights and claims being waived by English in this release are those arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. Section 621, et seq.), as amended.

      B. THIS MEANS THAT, BY SIGNING THIS AGREEMENT, ENGLISH AND COMPANY EACH WILL HAVE WAIVED ANY RIGHT ENGLISH OR COMPANY MAY HAVE HAD TO BRING A LAWSUIT OR MAKE ANY CLAIM, AS SET FORTH IN PARAGRAPH 10.A. ABOVE, AGAINST THE RELEASEES OR ENGLISH RELEASEES, RESPECTIVELY, BASED ON ANY ACTS OR OMISSIONS OF THE RELEASEES OR ENGLISH RELEASEES, RESPECTIVELY, UP TO THE DATE OF THE SIGNING OF THIS AGREEMENT.

11. For the purpose of implementing a full and complete release, the parties hereto expressly acknowledge that the releases given in this Agreement are intended to include in their effect, without limitation, claims that they did not know or suspect at the time of execution hereof, regardless of whether the knowledge of such claims, or the facts upon which they might be based, would materially have affected the settlement of this matter, and that the consideration given under this Agreement is also for the release of those claims and contemplates the extinguish-


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      ment of any such unknown claims. In furtherance of this settlement, the parties waive any rights they may have under California Civil Code,
      Section 1542, or other similar statutes. Section 1542 states:

      "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THIS RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

12.   Miscellaneous

      A. Upon the effective date of this Agreement, English will no longer be entitled to life insurance or long-term disability insurance under the Company's insurance plans. English may apply for the conversion of such insurance, which must be completed within 31 days from the effective date of this Agreement.

      B. Any stock options issued to English by Company will cease vesting as of the effective date of this Agreement. English will have ten days after the end of the Term within which to exercise any stock options that were exercisable as of the effective date of this Agreement. Any options unexercised after such 10 day period will expire.

      C. English will not receive or be entitled to receive any compensation under Company's Executive Incentive Compensation Plan for 2004 or subsequent years.

      D. As of the effective date of this Agreement, any restricted stock units granted to English will be null and void.

      E. The Employment Agreement dated October 1, 2003, as amended, is terminated effective as of the date of this Agreement.

      F. Company shall directly pay to the firm of Reuben & Novicoff, English's attorneys, upon submission of a detailed invoice, up to $10,000 to cover English's legal fees (at English's attorneys' standard hourly rates) incurred in the negotiation of this Agreement.

13.   Entire Agreement


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      This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, and no statement, representation, warranty or covenant has been made by either party except as expressly set forth herein. This Agreement supersedes and cancels all prior agreements between the parties, whether written or oral, relating to the Services of English.

14.   Amendment or Alteration

      No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by the parties hereto.

15.   Assignment

      This Agreement may not be transferred or assigned by either party without the prior written consent of the other party.

16.   Notices

      All notices hereunder shall be in writing and sent postage prepaid, registered mail, return receipt requested, or by overnight express courier, or by facsimile, provided answer-back confirmation is requested and received, to the parties at the addresses indicated below (or to such changed address, addressee and/or facsimile as a party may subsequently give such notice of) and shall be deemed effective when actually received or refused by the addressee or upon notification of non-deliverability by the postal authorities, the express courier or upon receipt of an answer-back confirmation in the case of facsimile, as the case may be.

      If to the Company:        Playboy Enterprises, Inc.
                                680 North Lake Shore Drive
                                Chicago, IL 60611
                                Attention:  General Counsel
                                Facsimile 312 266 2042

      If to the Executive:      James English
                                777 South Oak Knoll Avenue
                                Pasadena, CA 91106
                                Facsimile 626 796 6123


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      With a copy to:           Timothy D. Reuben, Esquire
                                Reuben & Novicoff
                                1100 Glendon Avenue
                                10th Floor
                                Los Angeles, CA 90024
                                Facsimile 310 777 1989

17.   Governing Law; Forum

      This Agreement will be governed by, and construed in accordance with, the laws of the State of California applicable to agreements made and to be performed entirely in such state.

18.   Successors and Assigns

      All of the terms and provisions of the Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, personal representatives, successors and assigns of English and the successors and assigns of the Company.

19.   Severability

      A. If, at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or enforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

      B. To the extent that any portion of this Agreement is deemed unenforceable by virtue of its scope in terms of area, business activity prohibited and/or length of time, but could be enforceable by reducing the scope of area, business activity prohibited and/or length of time, English and the Company agree that same shall be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought, and that the Company shall have the right, in its sole discretion, to modify such invalid or unenforceable provision to the extent required to be valid and enforceable. English agrees to be bound by any promise or cove-


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            nant imposing the maximum duty permitted by law which is subsumed within the terms of any provision hereof, as though it were separately articulated in and made a part of this Agreement, that may result from striking or modifying any of the provisions hereof.

20.   Agreement Is Knowing And Voluntary

      English understands and agrees that English:

      A. has had a reasonable time within which to consider this Agreement before executing it;

      B. has carefully read and fully understands all of the provisions of this Agreement;

      C. knowingly and voluntarily agrees to all of the terms set forth in this Agreement;

      D.    knowingly and voluntarily intends to be legally bound by the same;

      E. was advised, and hereby is advised in writing, to consider the terms of this Agreement and consult with an attorney of English's choice prior to executing this Agreement;

      F. has had sufficient time to consider this Agreement prior to signing it, and has seven days after signing this Agreement to revoke his signature. Revocation can be made by delivering a written notice of revocation to the Company's General Counsel. For this revocation to be effective, written notice must be received by the General Counsel not later than the close of business on the seventh calendar day after English signs this Agreement. If English revokes this Agreement, it shall not be effective or enforceable and English will not receive the benefits provided herein.


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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date and year first written above.

               PLAYBOY ENTERPRISES, INC.


               By  /s/ Howard Shapiro
                   ---------------------------------

               Its Exec. V.P.
                   ---------------------------------


                       /s/ James L. English
               -------------------------------------
                           JAMES ENGLISH

               Date of Signature June 4, 2004


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